SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Aptevo Therapeutics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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APTEVO THERAPEUTICS INC.

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 11, 2020

Dear Aptevo Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Aptevo Therapeutics Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, March 11, 2020 at 9:00 a.m. local time, at the Company’s office at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1-for-2 to 1-for-20, with such ratio to be determined in the discretion of our board of directors and with such reverse stock split to be effected at such time and date, if at all, as determined by our board of directors in its sole discretion (Proposal 1).

2. To authorize an adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

3. To transact any other business relating to the purpose or purposes stated in this notice and the accompanying proxy statement that may be properly brought before the meeting or any continuation, adjournment or postponement thereof.

All of our stockholders of record as of January 31, 2020 are entitled to attend and vote at the meeting and at any adjournment or postponement thereof.

Our board of directors recommends that you vote FOR approval of a reverse split as provided in Proposal 1 and FOR the authorization to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1, as provided in Proposal 2.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders of Aptevo Therapeutics Inc. to be Held on March 11, 2020 at 9:00 a.m. local time at the Company’s office at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121.

The proxy statement is available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Shawnte Mitchell
Secretary, Senior Vice President, General Counsel and Corporate Affairs

Seattle, Washington

February 11, 2020

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

APTEVO THERAPEUTICS INC.

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To be held on March 11, 2020

The board of directors (the “Board”) of Aptevo Therapeutics Inc. (sometimes referred to herein as “we,” “us,” “our,” “Aptevo” or the “Company”) is soliciting proxies for use at a special meeting of stockholders (the “Special Meeting”) to be held at 9:00 a.m. local time on March 11, 2020 at the Company’s office at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121, or at any postponement or adjournment of the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive these proxy materials?

We have sent you this proxy statement and the enclosed proxy card because Board is soliciting your proxy to vote at the Special Meeting, including any adjournments or postponements of the Special Meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the internet, which can be accessed at www.proxyvote.com.

We intend to mail these proxy materials on or about February 13, 2020 to all stockholders of record entitled to vote at the Special Meeting.

How do I attend the Special Meeting?

The meeting will be held on Wednesday, March 11, 2020 at 9:00 a.m. local time at the Company’s office at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121. For directions to the Special Meeting, please call us at 206-859-6628. Information on how to vote in person at the Special Meeting is discussed below.

Who can vote at the Special Meeting?

Only stockholders of record at the close of business on January 31, 2020 (the “record date”) will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. On the record date, there were 45,279,244 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with the Company’s transfer agent, Broadridge Financial Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Management is presenting two proposals for stockholder vote:

1.

to amend the Company’s Amended and Restated Certificate of Incorporation, to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock at a ratio of between 1-for-2 to 1-for-20, with such ratio to be determined at the sole discretion of the Board and with such Reverse Stock Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion; and

2.

to approve the adjournment of the Special Meeting in order to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal 1 described above (the “Adjournment Proposal”).

For each proposal, you may vote “For” such proposal, vote “Against” such proposal or “Abstain” from voting on such proposal.

The Board unanimously recommends a vote FOR both of the foregoing proposals.

What if another matter is properly brought before the Special Meeting?

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m. EDT on March 10, 2020.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. EDT on March 10, 2020.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with this proxy statement from that organization rather than from the Company. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with our proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

What if I return a proxy card or otherwise vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, then the proxy holders will vote your shares as recommended by the Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to Aptevo’s Corporate Secretary at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121.

•	You may grant another proxy by telephone or through the internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will also have the same effect as “Against” votes for Proposal 1 but will not be counted towards the vote total for Proposal 2.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders. We believe Reverse Split Proposal and the Adjournment Proposal are routine matters. However, it is possible that brokers will not have discretionary authority with respect to the Reverse Split Proposal, in which case, if you do not instruct your broker how to vote with respect to the Reverse Stock Split Proposal, your broker may not vote with respect to such proposal.

How many votes are needed to approve the Reverse Stock Split?

A majority of the shares outstanding on the record date must vote “FOR” approval. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

How many votes are needed to approve the Adjournment Proposal?

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Special Meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Special Meeting or by proxy. On the record date, there were 45,279,244 shares outstanding and entitled to vote. Thus, 22,639,623 shares must be represented by stockholders present at the Special Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Special Meeting or a majority of the votes present at the Special Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file no later than four business days after the conclusion of the Special Meeting. If final voting results are not available to us in time to file a Form 8-K on or before the fourth business day after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in Aptevo’s proxy materials for Aptevo’s next annual meeting, your proposal must have been submitted in writing to Aptevo by December 5, 2019. If you wish to submit a proposal that is not to be included in Aptevo’s proxy materials or nominate a director, you must do so not later than February 15, 2020. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Whom should I contact with other questions?

If you have additional questions about this proxy statement or the Special Meeting, or if you would like additional copies of this proxy statement, please contact: Aptevo Therapeutics Inc., Attn: Shawnte Mitchell, Secretary, Senior Vice President, General Counsel and Corporate Affairs, 2401 4th Avenue, Suite 1050, Seattle, Washington 98121.

PROPOSAL 1

APPROVAL OF REVERSE STOCK SPLIT OF OUR COMMON STOCK

Background

Our Board has unanimously approved a series of alternate amendments to our Amended and Restated Certificate of Incorporation, which would effect a reverse stock split, or Reverse Stock Split, of all issued and outstanding shares of our common stock, at a ratio ranging from 1-for-2 to 1-for-20, inclusive.

Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of our common stock. The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by our Board following the Special Meeting and prior to the date of our 2020 Annual Meeting of Stockholders. Our Board has recommended that these proposed amendments be presented to our stockholders for approval.

Our stockholders are being asked to approve these proposed amendments pursuant to Proposal 1, and to grant authorization to our Board to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio.

Should we receive the required stockholder approvals for Proposal 1, our Board will have the sole authority to elect, at any time on or prior to one-year anniversary of the Special Meeting, or March 11, 2021, and without the need for any further action on the part of our stockholders, whether to effect a Reverse Stock Split and the number of whole shares of our common stock, between and including two and 20, that will be combined into one share of our common stock.

Notwithstanding approval of Proposal 1 by our stockholders, our Board may, at its sole option, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any Reverse Stock Split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If our Board does not implement a Reverse Stock Split on or prior to the one-year anniversary of the Special Meeting, or March 11, 2021, stockholder approval would again be required prior to implementing any Reverse Stock Split.

By approving Proposal 1, our stockholders will: (a) approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation pursuant to which any whole number of outstanding shares of common stock between and including two (2) and twenty (20) could be combined into one share of common stock; and (b) authorize our Board to file only one such amendment, as determined by the Board at its sole option, and to abandon each amendment not selected by the Board. Our Board may also elect not to undertake any Reverse Stock Split and therefore abandon all amendments.

APPROVAL OF REVERSE STOCK SPLIT OF OUR COMMON STOCK (PROPOSAL 1)

Our Board has adopted and is recommending that our stockholders approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split. The text of the proposed form of Certificate of Amendment to our Amended and Restated Certificate of Incorporation, which we refer to as the Certificate of Amendment, is attached hereto as Appendix A.

We are proposing that our Board have the discretion to select the Reverse Stock Split ratio from within a range between and including 1-for-2 and 1-for-20, rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board decides to implement a Reverse Stock Split, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective at 5:01 p.m., Eastern time, on the date of filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board and set forth in the Certificate of Amendment. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

To maintain our listing on The Nasdaq Capital Market. By potentially increasing our stock price, the Reverse Stock Split would reduce the risk that our common stock could be delisted from The Nasdaq Capital Market. To continue our listing on The Nasdaq Capital Market, we must comply with Nasdaq Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On April 18, 2019, we were notified by the Nasdaq Listing Qualifications Department that we do not comply with the $1.00 minimum bid price requirement as our common stock had traded below the $1.00 minimum bid price for 30 consecutive business days. We were automatically provided with a 180 calendar day period, ending on October 15, 2019, within which to regain compliance. On October 11, 2019, we submitted to the Listing Qualifications Department of Nasdaq an application to transfer the listing of our common stock from The Nasdaq Global Market to The Nasdaq Capital Market. On October 16, 2019, we received notice from Nasdaq that our application to transfer listing of our common stock had been approved. The transfer was effective at the opening of business on October 18, 2019. This, among other things, allowed us to qualify for an additional 180–day period (through April 13, 2020) to regain compliance with the minimum bid price. We qualified for the additional 180-day period by meeting, by October 15, 2019, the continued listing requirement for market value of publicly held shares and all other applicable standards for initial listing on The Nasdaq Capital Market, with the exception of the bid price requirement, and provided written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If we do not regain compliance by April 13, 2020, Nasdaq will notify us that our common stock will be subject to delisting. In that event, we may appeal the decision to a Nasdaq Listing Qualifications Panel (the “Panel”). In the event of an appeal, our common stock would remain listed on The Nasdaq Capital Market pending a written decision by the Panel following a hearing. In the event that the Nasdaq Listing Qualifications Panel determines not to continue our listing and we are delisted from The Nasdaq Capital Market, our common stock may be delisted and trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

The Board has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. In addition, the delisting of our common stock from The Nasdaq Capital Market would constitute an event of default under our Credit and Security Agreement dated August 4, 2016, as amended to date, by and among the Company, certain our subsidiaries as borrowers, MidCap Financial Trust, as agent, and the lenders from time to time party thereto. In addition, the delisting of our common stock from the Nasdaq Capital Market would restrict our ability to sell shares of our common stock under our Equity Distribution Agreement dated November 9, 2017 with Piper Jaffray & Co. and the Purchase Agreement with Lincoln Park Capital Fund, LLC dated December 20, 2018.

The Board believes that the proposed Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

To potentially improve the marketability and liquidity of our common stock. Our Board believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock.

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Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices.

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Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

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Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of Proposal 1, our Board may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

•	our ability to maintain our listing on The Nasdaq Capital Market;

•	which Reverse Stock Split ratio would result in the least administrative cost to us;

•	prevailing general market and economic conditions; and

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whether and when our Board desires to have the additional authorized but unissued shares of common stock that will result from the implementation of a Reverse Stock Split available to provide the flexibility to use our common stock for business and/or financial purposes, as well as to accommodate the shares of our common stock to be authorized and reserved for future equity awards.

Certain Risks and Potential Disadvantages Associated with Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Marketplace Rules. We expect that the Reverse Stock Split will increase the market price of our common stock so that we may be able to regain and maintain compliance with the Nasdaq $1.00 minimum bid price requirement. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long-term investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

Effects of Reverse Stock Split

After the effective date of any Reverse Stock Split that our Board elects to implement, each stockholder will own a reduced number of shares of common stock. However, any Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Aptevo, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split).

The principal effects of a Reverse Stock Split will be that:

•	depending on the Reverse Stock Split ratio selected by the Board, each two to 20 shares of our common stock owned by a stockholder will be combined into one new share of our common stock;

•

no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•	the total number of authorized shares of our common stock will remain at 500,000,000, resulting in an effective increase in the authorized number of shares of our common stock;

•	the total number of authorized shares of our preferred stock will remain at 15,000,000;

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based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board.

The following table contains approximate information, based on share information as of December 31, 2019, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	500,000,000	45,279,244	28,339,407	426,381,349
Post-Reverse Stock Split 1:2	500,000,000	22,639,622	14,169,703	463,190,675
Post-Reverse Stock Split 1:3	500,000,000	15,093,081	9,446,469	475,460,450
Post-Reverse Stock Split 1:4	500,000,000	11,319,811	7,084,851	481,595,338
Post-Reverse Stock Split 1:5	500,000,000	9,055,848	5,667,881	485,276,271
Post-Reverse Stock Split 1:6	500,000,000	7,546,540	4,723,234	487,730,226
Post-Reverse Stock Split 1:7	500,000,000	6,468,463	4,048,486	489,483,051
Post-Reverse Stock Split 1:8	500,000,000	5,659,905	3,542,425	490,797,670
Post-Reverse Stock Split 1:9	500,000,000	5,031,027	3,148,823	491,820,150
Post-Reverse Stock Split 1:10	500,000,000	4,527,924	2,833,940	492,638,136
Post-Reverse Stock Split 1:11	500,000,000	4,116,294	2,576,309	493,307,397
Post-Reverse Stock Split 1:12	500,000,000	3,773,270	2,361,617	493,865,113
Post-Reverse Stock Split 1:13	500,000,000	3,483,018	2,179,954	494,337,028
Post-Reverse Stock Split 1:14	500,000,000	3,234,231	2,024,243	494,741,526
Post-Reverse Stock Split 1:15	500,000,000	3,018,616	1,889,293	495,092,091
Post-Reverse Stock Split 1:16	500,000,000	2,829,952	1,771,212	495,398,836
Post-Reverse Stock Split 1:17	500,000,000	2,663,484	1,667,023	495,669,493
Post-Reverse Stock Split 1:18	500,000,000	2,515,513	1,574,411	495,910,076
Post-Reverse Stock Split 1:19	500,000,000	2,383,118	1,491,547	496,125,335
Post-Reverse Stock Split 1:20	500,000,000	2,263,962	1,416,970	496,319,068

After the effective date of any Reverse Stock Split that our Board elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on The Nasdaq Capital Market under the symbol “APVO” immediately following the Reverse Stock Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.

Effective Date

The proposed Reverse Stock Split would become effective at 5:01 p.m., Eastern time, on the date of filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board and set forth in the Certificate of Amendment, which date we refer to in this Proposal 1 as the Effective Date. Except as explained below with respect to fractional shares, effective as of 5:01 p.m., Eastern time, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board within the limits set forth in this Proposal 1.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, Aptevo will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on

The Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of December 31, 2019, there were 163 stockholders of record of our common stock. Upon stockholder approval of this Proposal 1, if our Board elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. For example, if a stockholder held five shares of common stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 1-for-20, then such stockholder would cease to be a stockholder of Aptevo following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our stockholders of record as of December 31, 2019, and assuming a Reverse Stock Split ratio of 1-for-20, we expect that cashing out fractional stockholders would not reduce the number of stockholders of record. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal 1 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 1 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from Aptevo or its exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after any Reverse Stock Split. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of common stock would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retroactively in certain of our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed alternate amendments to our Amended and Restated Certificate of Incorporation to allow for a Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the material U.S. federal income tax considerations of the Reverse Stock Split that would be expected to apply generally to U.S. Holders (as defined below) of our common stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service has been or will be requested in connection with the Reverse Stock Split.

No attempt has been made to comment on all U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who are subject to the alternative minimum tax provisions of the Code; (iii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iv) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (v) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (vi) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vii) who hold their shares through individual retirement or other tax-deferred accounts; (viii) whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code; or (ix) who have a functional currency for United States federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address the tax consequences of the Reverse Stock Split under state, local and foreign tax laws. The discussion assumes that for U.S. federal income tax purposes the Reverse Stock Split will not be integrated or otherwise treated as part of a unified transaction with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

For purposes of this discussion, a U.S. Holder means a beneficial owner of our common stock who is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

•	No gain or loss will be recognized by us as a result of the Reverse Stock Split.

•

A stockholder who receives solely a reduced number of shares of common stock pursuant to the Reverse Stock Split will generally recognize no gain or loss. A stockholder who receives cash in lieu of a fractional share interest will generally recognize gain or loss equal to the difference between (i) the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and (ii) the cash received.

•

A stockholder’s basis in the stockholder’s post-reverse split shares will be equal to the aggregate tax basis of such stockholder’s pre-reverse split shares decreased by the amount of any basis allocated to any fractional share interest for which cash is received.

•	The holding period of our stock received in the Reverse Stock Split will include the holding period of the pre-reverse split shares exchanged.

•

For purposes of the above discussion of the basis and holding periods for shares of the stock received in the Reverse Stock Split, stockholders who acquired different blocks of our stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in the Reverse Stock Split.

•

Any gain or loss recognized by a stockholder as a result of the Reverse Stock Split will generally be a capital gain or loss and will be long term capital gain or loss if the stockholder’s holding period for the shares of our stock exchanged is more than one year.

•

Certain of our stockholders may be required to attach a statement to their tax returns for the year in which the Reverse Stock Split is consummated that contains the information listed in applicable Treasury Regulations. All of our stockholders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

•

Any cash payments for fractional shares made to our stockholders in connection with the Reverse Stock Split may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding or such stockholder is otherwise exempt from backup withholding. In the event any amount is withheld under the backup withholding rules, the stockholder should consult with the stockholder’s own tax advisors as to whether the stockholder is entitled to any credit, refund or other benefit with respect to such backup withholding and the procedures for obtaining such credit, refund or other benefit.

Required Vote

Stockholder approval of this Proposal 1 requires a “FOR” vote from at least a majority of the outstanding shares of our common stock on the record date.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF A REVERSE STOCK SPLIT AS SET FORTH IN PROPOSAL 1.

PROPOSAL 2

AUTHORIZATION TO ADJOURN THE SPECIAL MEETING

General

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 1, our proxy holders may move to adjourn the Special Meeting at that time in order to enable our Board to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board, and each of them individually, to vote to adjourn the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event there are not sufficient votes to approve Proposal 1. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1, we could adjourn the Special Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal.

If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote on such matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE AUTHORIZATION TO ADJOURN THE SPECIAL MEETING AS SET FORTH IN

PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of December 31, 2019 by:

•	each person, entity or group known to the Company to be the beneficial owner of more than 5% of the Company’s common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all current executive officers and directors of the Company as a group.

Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 45,279,244 shares of common stock outstanding as of December 31, 2019, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are exercisable within 60 days following December 31, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. Unless otherwise indicated, the address for each person or entity listed in the table below is c/o Aptevo, 2401 4th Avenue, Suite 1050, Seattle, Washington 98121.

	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Armistice Capital(2)	4,765,835	9.99%
Stonepine Capital Management, LLC(3)	4,273,862	9.44%
Point72 Asset Management(4)	3,200,100	6.83%
AIGH Capital Management(5)	3,200,000	6.88%
Fuad El-Hibri (Director)(6)	2,805,092	6.19%
Marvin White (Officer & Director)(7)	757,120	1.66%
Jeffrey G. Lamothe (Officer)(8)	284,655	*
Daniel J. Abdun-Nabi (Director)	144,767	*
John E. Niederhuber, M.D. (Director)	46,649	*
Zsolt Harsanyi (Director)	85,416	*
Grady Grant III (Director)	45,416	*
Barbara Lopez Kunz (Director)	45,416	*
All executive officers and directors as a group (12 persons) (9)	5,357,308	11.41%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 45,279,244 shares outstanding on December 31, 2019, adjusted as required by rules promulgated by the SEC.

(2)

Based on information provided in a Schedule 13G that was filed with the SEC on March 20, 2019 by Armistice Capital, LLC, Armistice Capital, LLC is the beneficial owner of 4,765,835 shares and has shared voting power with respect to 4,765,835 shares and shared dispositive power with respect to 4,765,835 shares of Aptevo’s common stock as of March 7, 2019. The address for Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, New York 10022.

(3)

Based on information provided in a Schedule 13G that was filed with the SEC on March 18, 2019 by Stonepine Capital Management, LLC, Stonepine Capital Management, LLC is the beneficial owner of 4,273,862 shares and has sole voting power with respect to 4,273,862 shares and sole dispositive power with respect to 4,273,862 shares of Aptevo’s common stock as of March 7, 2019. The address for Stonepine Capital Management, LLC is 919 NW Bond Street, Suite 204, Bend, OR 97703.

(4)

Based on information provided in a Schedule 13G that was filed with the SEC on March 12, 2019 by Point72 Asset Management, L.P., Point72 Asset Management, L.P. is the beneficial owner of 3,200,100 shares and has shared voting power with respect to 3,200,100 shares and shared dispositive power with respect to 3,200,100 shares of Aptevo’s common stock as of March 11, 2019. The address for Point72 Asset Management, L.P. is 72 Cummings Point Road, Stamford, CT 06902.

(5)

Based on information provided in a Schedule 13G that was filed with the SEC on March 20, 2019 by AIGH Capital Management, LLC, AIGH Capital Management, LLC is the beneficial owner of 3,200,000 shares and has sole voting power with respect to 1,950,000 shares and sole dispositive power with respect to 3,200,000 shares of Aptevo’s common stock as of March 20, 2019. The address for AIGH Capital Management, LLC is 6006 Berkeley Avenue, Baltimore, MD 21209.

(6)

Mr. El-Hibri has a beneficial ownership interest in 2,805,092 shares of our common stock through his direct holdings in certain entities and shares held by trusts indirectly controlled by Mr. El-Hibri, which represent approximately 6.19% of our outstanding common stock. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

•	883,063 shares held by Intervac, L.L.C.;

•	762,077 shares held by BioVac, L.L.C.;

•	1,124,536 shares held directly by Mr. El-Hibri; and

•	35,416 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of December 31, 2019.

(7)	Includes 463,517 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of December 31, 2019.
(8)	Includes 209,631 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of December 31, 2019.
(9)	Includes 1,692,885 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of December 31, 2019.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies, brokers, banks or other agents to deliver a single copy of a proxy statement to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other agent and have consented to householding will receive only one copy of our proxy statement.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and, if applicable, annual reports for each stockholder sharing the same address, please contact your broker, bank or other agent. You may also obtain a separate proxy statement without charge by contacting us at Aptevo Therapeutics Inc., Attn: Shawnte Mitchell, Secretary, Senior Vice President, General Counsel and Corporate Affairs, 2401 4th Avenue, Suite 1050, Seattle, Washington 98121, or contact Shawnte Mitchell by telephone at (206) 838-0500. We will promptly send additional copies of the proxy statement.

Stockholders sharing an address that are receiving multiple copies of the proxy statement can request delivery of a single copy of the proxy statement by contacting their broker, bank or other intermediary or by contacting us as indicated above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Special Meeting. If, however, any other business relating to the purpose or purposes stated in this proxy statement is properly brought before the Special Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

/s/ Shawnte Mitchell

Secretary, Senior Vice President, General Counsel and Corporate Affairs

February 11, 2020

APPENDIX A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APTEVO THERAPEUTICS INC.

APTEVO THERAPEUTICS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Aptevo Therapeutics Inc. (the “Company”).

SECOND: The date on which the Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware is February 22, 2016.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), as follows:1

Effective as of the effective time of 5:01 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each two (2), three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9), ten (10), eleven (11), twelve (12), thirteen (13), fourteen (14), fifteen (15), sixteen (16), seventeen (17), eighteen (18), nineteen (19), twenty (20) shares of the Company’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Company or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Company of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Company’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Capital Market during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Company or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

[1]

These amendments approve the combination of any whole number of shares of Aptevo’s common stock between and including two (2) and twenty (20) into one (1) share of Aptevo’s common stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by Aptevo’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by Aptevo’s Board of Directors to be in the best interests of Aptevo and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. Aptevo’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

FOURTH: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall be effective as of 5:01 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, APTEVO THERAPEUTICS INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this day of                      , 2020.

APTEVO THERAPEUTICS INC.

By:
Marvin L. White
President and Chief Executive Officer

APTEVO THERAPEUTICS INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on March 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on March 10, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR Proposals 1 and 2. For Against Abstain 1 To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse 0 0 0 stock split of the Company’s common stock at a ratio of between 1-for-2 to 1-for-20, with such ratio to be determined at the sole discretion of the Board of Directors and with such reverse stock split to be effected at such time and date, if at all, as determined by the Board of Directors in its sole discretion. 2 To authorize an adjournment of the meeting, if necessary, to solicit additional proxies if there are not 0 0 0 sufficient votes in favor of Proposal 1. NOTE: Such other business relating to the purpose or purposes stated in the accompanying proxy statement as may properly come before the meeting or any continuation, adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SPECIAL MEETING OF STOCKHOLDER OF

APTEVO THERAPEUTICS INC.

MARCH 11, 2020

Dear Stockholder:

Please take note of the important information accompanying this proxy card. These are matters related to the operation of Aptevo Therapeutics Inc. that require your prompt attention. Your vote counts and you are strongly encourages to exercise your right to vote these shares.

Please vote these shares using one of the methods described on the reverse side of this proxy card.
Thank you in advance for your attempt consideration of these matters.

Sincerely,
Board of Directors of Aptevo Therapeutics Inc.

0000437189_2 R1.0.1.18

Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com . APTEVO THERAPEUTICS INC. Special Meeting of Stockholders March 11, 2020 9:00 AM local time This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Jeffrey G. Lamothe and Shawnte M. Mitchell as proxies, each with the full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock of Aptevo Therapeutics Inc. (the “Company”) held of record by the undersigned as of January 31, 2020 at the Special Meeting of Stockholders to be held on March 11, 2020 at 9:00 am local time at the Company’s office at 2401 4th Avenue, Suite 1050, Seattle, WA 98121, and at any continuation, adjournment or postponement thereof, and, in their discretion, on any matters relating to the purpose or purposes stated in the accompanying proxy statement that may be properly presented for a vote at the Special Meeting or at any continuation, adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2. In their discretion, these proxies of the undersigned are authorized to vote upon any and all other matters that may properly come before the meeting. . 18 . 1 . 0 R1 _ 2 0000437171 Continued and to be signed on reverse side